Marybeth Csaby David Burke KCSA Strategic Communications 212-896-1236 / 1258 mcsaby@kcsa.com/ dburke@kcsa.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2011

CHYRON REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2008

Revenue of $9.3 million for 3Q08, up 7% over prior year

Net Income of $16.7 million for 3Q08 after $16.1 million income tax benefit, net

MELVILLE, N.Y., November 6, 2008 -- Chyron (NASDAQ: CHYR), a leading provider of Graphics as a Service for On Air, Online, Out of Home, and Mobile Applications, today announced its financial results for the third quarter and nine months ended September 30, 2008.

Key Financial Highlights:

  Revenue of $9.3 million for 3Q08, up 7% over prior year; and $27.7 million for the nine months, up 20% over prior year;
  Net Income of $16.7 million ($1.07 per basic share) for 3Q08 (after a $16.1 million income tax benefit, net), as compared to $0.9 million ($0.06 per share) for 3Q07; and $18.1 million ($1.16 per basic share) for the nine months ended September 30, 2008 (after a $16.1 million income tax benefit, net), as compared to $1.6 million ($0.10 per share) for the first nine months of 2007;
  Adjusted EBITDA of $1.1 million for 3Q08 versus $1.2 million for 3Q07, and $3.5 million for the nine months ended September 30, 2008 versus $2.3 million for the comparable period of 2007.

Net income for the third quarter and nine months ended September 30, 2008 included a non-recurring income tax benefit of $16.4 million ($1.05 per share) and $16.9 million ($1.08 per share), respectively, from the reversal of a portion of the Company's valuation allowance for deferred tax assets, and an income tax provision of $0.3 million and $0.8 million, respectively. The Company recorded the income tax benefit based on its determination, at the end of the fiscal quarter, that it is more likely than not that most of its deferred tax assets previously reserved through a valuation allowance will be realized. The portion of the Company's deferred tax assets that it reversed the valuation allowance against relate to net operating loss carryforwards ("NOLs") and temporary differences that the Company expects will be realized by offsetting otherwise taxable income for U.S. federal tax purposes. In arriving at its determination to reverse the valuation allowance, the Company evaluated its expectations for current and future years' taxable income, and concluded that it is more likely than not that it will generate sufficient taxable income to fully realize the NOLs and other temporary differences. Net income of $0.9 million ($0.06 per share) and $1.6 million ($0.10 per share) for the third quarter and nine months ended September 30, 2007, respectively, did not reflect such an income tax benefit. The income tax benefit is a non-cash item in the three and nine month periods ended September 30, 2008. The future realization of the related deferred tax assets will result in the Company not having to pay income tax that it otherwise would.

For the third quarter ended September 30, 2008, revenues were $9.3 million, an increase of 7% from revenues of $8.7 million in the third quarter of 2007. Income before taxes for the third quarter of 2008 was $0.6 million as compared to $0.9 million for the prior year's third quarter, with most of the decrease due to lower net interest income, and a foreign exchange loss of $0.1 million in the third quarter of 2008 as opposed to a foreign exchange gain of $0.1 million in the third quarter of 2007. Net income for the quarter was $16.7 million, or $1.07 per share, as compared to $0.9 million, or $0.06 per share, in the third quarter of 2007. Adjusted EBITDA for third quarter 2008 was $1.1 million as compared to $1.2 million for the prior year's third quarter. The Company defines Adjusted EBITDA as GAAP net income plus interest, income tax expense (benefit), depreciation, amortization and non-cash share-based compensation expense. An explanation of management's use of this measure of results and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure of net income is set forth at the end of this press release.

For the nine months ended September 30, 2008, revenues were $27.7 million, an increase of 20% from revenues of $23.0 million in the prior year period. Income before taxes for the nine months ended September 30, 2008 was $2.0 million, up 25% over the $1.6 million reported for the comparable 2007 period. Net income for the first nine months of 2008 was $18.1 million, or $1.16 per share, as compared to $1.6 million, or $0.10 per share, for the first nine months of 2007. Adjusted EBITDA for the nine month period ended September 30, 2008 was $3.5 million as compared to $2.3 million for the prior year's nine month period.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "Over the past few years Chyron has made continued progress towards our goal of becoming the leading provider of digital graphics workflow solutions for broadcast, online and out of home applications, and this recent quarter was no different. We reported solid gains in revenue from the previous year, as well as another quarter of profitability. The worldwide shift from analog to digital television, as well as the adoption of high definition television, continue to be the primary drivers behind our growth. We believe that we will continue to benefit from these established trends because we offer systems and services that allow for easy content creation and which best showcase high-quality digital graphics in a most cost-effective way."

"One of the more exciting events for Chyron during the quarter was the use of our products in the 2008 Beijing Summer Olympics," Mr. Wellesley-Wesley said. "Our systems were used extensively by a number of major broadcasters to provide graphics content, such as score updates and eye-catching graphics throughout this magnificent sporting event. Another recent highlight is Gannett Broadcasting Group's successful deployment of our AXIS web-based content creation solutions across all 23 TV stations in the group. Today all Gannett TV stations news graphics are being created within AXIS. We believe that the return on investment case for AXIS is proving very compelling and we are experiencing great interest as a result."

Mr. Wellesley-Wesley continued, "While we expect that the global economy to slow significantly in 2009, we will continue to focus on our growth strategy in order to emerge stronger when the recovery takes hold. We will seek to gain market share in broadcast and online graphics content workflow solutions and expand the use and penetration of our AXIS online graphic creation platform. We believe that because our addressable market opportunity is no longer restricted to broadcast television we have additional opportunities for long-term success."

Conference Call and Webcast: Third Quarter Financial Results:

Chyron Corporation management will host a conference call on Friday, November 7, 2008, at 10:00 AM eastern time, to review the third quarter and nine month results. Participants using the telephone should dial (888) 713-4213 (U.S. and Canada) or (617) 213-4865 (International) and refer to passcode 56418922. Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers and passcode are (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (International) and refer to passcode 92171604. The online archives will be available on both sites shortly after the conclusion of the call. Each replay will continue for seven days, through November 14, 2008.

About Chyron

As the pioneer of Graphics as a Service for all digital video media Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Online, Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv (NASDAQ: CHYR).

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) the Company's continued progress toward its goal of becoming the leading provider of digital graphics workflow solutions for broadcast, online and out of home applications, (ii) the worldwide shift from analog to digital television continuing to be the primary drivers behind the Company's growth, and the expectation that the Company will continue to benefit from this trend; (iii) the Company's belief that the investment case for AXIS is compelling and its expectation that the Company will continue to experience interest in its AXIS service; (iv) the Company's expectation that the global economy will likely slow in 2009 and that the Company will focus on a growth strategy in order to emerge stronger when the recovery takes hold; (v) the Company's expectation that it will seek to gain market share in broadcast and online graphics creation and expand the use and penetration of AXIS; and (vi) the Company's belief that its market opportunity is no longer restricted to broadcast television, thereby providing opportunity for long-term success. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, product concentration in a mature market, dependence on the emerging digital market and the industry's transition to digital television ("DTV") and high definition television ("HDTV"), Chyron's ability to integrate its AXIS online graphics creation solution into its product offerings and to generate profits from AXIS, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, rapid technological changes, continued growth, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, ability to maintain adequate levels of working capital, Chyron's ability to successfully maintain the level of operating costs, expansion into new markets and other factors discussed under the heading "Risk Factors" contained in Item 1A in Chyron's Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and Chyron undertakes no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$ 9,305	$ 8,741	$27,652	$23,025
Gross profit	6,508	5,857	19,648	15,613
Operating expenses:
Selling, general and administrative	4,146	3,746	12,756	10,465
Research and development	1,658	1,328	4,861	3,732
Total operating expenses	5,804	5,074	17,617	14,197
Operating income	704	783	2,031	1,416
Interest and other income (expense), net	(66)	130	11	197
Income before taxes	638	913	2,042	1,613
Income tax benefit (expense)	16,056	(13)	16,016	(38)
Net income	$16,694	$ 900	$18,058	$ 1,575

Net income per common share -
Basic	$1.07	$0.06	$1.16	$0.10
Diluted	$1.00	$0.06	$1.08	$0.10

Weighted average number of common and
common equivalent shares outstanding:
Basic	15,641	15,227	15,566	15,222
Diluted	16,713	16,041	16,644	15,985

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September30,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$4,931	$ 6,290
Accounts receivable, net	6,178	5,909
Inventories, net	3,086	2,796
Deferred taxes	2,572	686
Other current assets	947	441
Total current assets	17,714	16,122
Deferred taxes	16,128	1,941
Goodwill and intangible assets, net	3,099	-
Other non-current assets	1,448	1,414
Total assets	$38,389	$19,477

Liabilities and shareholders' equity:
Current liabilities	$7,271	$7,675
Non-current liabilities	962	1,666
Total liabilities	8,233	9,341

Shareholders' equity	30,156	10,136
Total liabilities and shareholders' equity	$38,389	$19,477

The Company defines Adjusted EBITDA as GAAP net income plus net interest, income tax expense (benefit), depreciation, amortization and non-cash share-based compensation expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income	$16,694	$900	$18,058	$1,575
Interest (income) expense, net	13	(22)	21	(65)
Income tax (benefit) expense	(16,056)	13	(16,016)	38
Depreciation and amortization	282	157	712	388
EBITDA	$ 933	$1,048	$2,775	$1,936
Share-based compensation expense	172	198	725	360
Adjusted EBITDA	$1,105	$1,246	$3,500	$2,296